UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2018

Kinetic Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-216047	47-4685650
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12001 Research Parkway, Suite 236 Orlando, FL 32826
(Address of principal executive offices)

(407) 604-1454
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2018, the Board of Directors (the “Board”) of Kinetic Group Inc. (the “Company”), received a resignation letter from Mr. Timothy Barker, the President of the Company, effective on September 28, 2018.  Mr. Barker indicated his resignation is due to his personal reasons and to pursue other opportunities and did not result from any disagreements with the Company or the Board.

On September 28, 2018, the Board appointed Mr. Yaroslav Startsev, the Company’s C.E.O., as the Company’s President, effective on September 28, 2018.

Item 8.01 Other Events.

As of the date of this report Kinetic Group Inc. (the “Company”) owed to the Company’s President, Mr. Timothy Barker, Twenty Six Thousand Four Hundred Fifty One Dollars and 61 Cents ($26,451.61) (the “Debt”) for management consulting fees incurred by the Company in accordance with the effective Management Consulting Agreement between the Company and its President.

The Company’s President agreed to donate the Debt to the Company’s contributed capital in full satisfaction of the Debt, effective September 28, 2018. This Debt settlement will improve the Company’s financial position and increase its working capital. The Company’s President releases and forever discharges the Company, its successors and assigns from all manner of actions, suits, debts due, accounts, bonds, contracts, claims and demands whatsoever which against the Company they ever had or now have in connection to the Debt.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No. Description
10.1 Debt Settlement Agreement, effective September 28, 2018 by and between Kinetic Group Inc. and Timothy Barker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kinetic Group Inc.

Date: September 28, 2018	By:	/s/ Yaroslav Startsev
Yaroslav Startsev
Chief Executive Officer